Exhibit 99.1

FOR IMMEDIATE RELEASE

McCormick Announces Mark Timbie’s Plan to Retire

SPARKS, MD, MARCH 5, 2013–McCormick & Company’s (NYSE:MKC), a global leader in flavor, today announced that Mark Timbie, President-Consumer Foods Americas & Chief Administrative Officer, will be retiring at the end of June 2013.

Mr. Timbie has been a key leader for McCormick over the last 16 years. Besides serving as a member of the company’s Management Committee, Mark’s career at McCormick has been in leadership roles for our U.S. Consumer business as well as President of McCormick Canada, President of McCormick’s International business and President North American Consumer Foods.

Mr. Timbie joined McCormick as a very experienced CPG executive in 1996 as Vice President for Sales & Marketing for the McCormick/Schilling Division. He served as Board Advisor to the Sales Group in the late 1990s and was named Vice President & General Manager for Perimeter Products and Consumer Marketing in 2000. He was promoted to President of McCormick Canada one year later.

His dedication to the company continued as he led the organization through a very successful period of international expansion where he took on various roles including President – International Consumer Products Group. In this role, Mark was responsible for McCormick’s consumer businesses in Europe, the Middle East, Africa, Asia Pacific, Canada, Mexico and Latin America as well as McCormick’s Global Export Department.

“I have had the privilege of working closely with Mark over the last decade, and I value the contributions he has made to McCormick. His dedication and commitment serve as a textbook example for all us to follow,” said Alan Wilson, McCormick Chairman, President and CEO. “He is an important member of our senior team and will be missed.”

Mr. Timbie served on the Board of Directors for Tasty Baking Company and currently serves on the Board of Directors of the Catholic Charities of the Archdiocese of Baltimore.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With $4 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

To learn more please visit us at www.mccormickcorporation.com.

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For information contact:

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com